Aston Funds

EXHIBIT TO ITEM 77I
Terms of New or Amended Securities

ASTON/Fairpointe Focused Equity Fund - Class I and Class N
ASTON/TAMRO International Small Cap Fund - Class I and Class N

The officers of Aston Funds (the "Trust") are authorized and directed to issue and sell shares of beneficial interest of each of ASTON/Fairpointe Focused Equity Fund Class I and Class N and ASTON/TAMRO International Small Cap Fund - Class I and Class N to the public. Each share of the Class N and Class I shares of beneficial interest has the preferences, conversion and other rights, voting powers, restrictions, qualifications, and terms and conditions of redemption that are set forth in the Trust Instrument and Multiple Class Plan pursuant to Rule 18f-3 for the Aston Funds.

A description of Class I and Class N shares of the ASTON/Fairpointe Focused Equity Fund and ASTON/TAMRO International Small Cap Fund is incorporated by reference to the Post-Effective Amendment No. 159 to the Registration Statement as filed with the SEC via EDGAR on December 19, 2014 (Accession No. 0001534424-14-000318).